Exhibit 99.1 Royal Oak Mines Inc. press release, dated November
13, 1998.

              FOR IMMEDIATE RELEASE FROM KIRKLAND

                       November 13, 1998

           Royal Oak Announces Third Quarter Results

Royal Oak Mines Inc. (TSE and AMEX: RYO) announced today the unaudited financial results for the three month and nine month periods ended September 30, 1998. All figures are reported in thousands of Canadian dollars unless otherwise stated.

                    Third Quarter Highlights

                       Financial Position

                      September 30, 1998  December 31,1997  September 30, 1997
                      ------------------  ----------------  ------------------
Cash                               5,304               568              36,862
Total assets                     840,329           843,386             783,375
Net debt(1)                      468,600           274,135             226,665
Shareholders' equity             194,573           316,378             388,978

 (1)Net debt = Notes payable + current and non-current capital leases - cash

* Net cash used in operating activities of $5.4 million (4 cents per share) in Q3/98 compared with net cash provided by operating activities of $34.6 million (25 cents per share) in Q3/97.
* Operating loss of $12.0 million in Q3/98 compared with operating loss of $0.2 million in Q3/97.
*  Write-down of mine assets of $81.4 million in Q3/98.
* Net loss of $107.4 million (72 cents per share) in Q3/98, due in part to an $86.4 million write-down of mine assets and strategic investments, compared with net loss of $2.4 million (2 cents per share) in Q3/97.
* Gold production of 44,633 ounces from continuing operations at Giant and Pamour/Nighthawk mines in Q3/98 compared with 48,630 ounces in Q3/97, a decrease of 8%. Total gold production from all operations in Q3/97 (including Hope Brook and Colomac mines that were closed in late 1997) was 94,505 ounces.
* Production of 40,096 ounces of gold and 11.1 million pounds of copper contained in concentrates in the year-to-date period from the Kemess South Mine is not included in the consolidated operating results. Kemess reached commercial production on October 7, 1998. Net deferred start-up costs during the commissioning period have been capitalized.

* Average cash cost for continuing operations of US$252 per ounce, down 16% from US$299 per ounce in Q3/97. Average cash cost for all operations in Q3/97 was US$310 per ounce.
* Average realized gold price of US$324 per ounce in Q3/98, a premium of US$35 an ounce, or 12%, above average spot price of US$289 per ounce. Average year-to-date realized price of US$337 per ounce, a premium of US$43 an ounce, or 15%, above average spot price of US$294 per ounce.

Operating Results

                               Three months ended September 30   Nine months ended September 30
                                          1998            1997              1998           1997
                                   -----------     -----------       -----------   ------------
Gold production (ounces)                44,633          94,505           135,922        284,430
Revenue                                 21,890          53,926            66,940        160,772
Cash flow before changes in other
operating items                        (18,594)          4,208           (15,183)         5,825
Cash flow before changes in other
operating items per share (C$)           (0.12)           0.03             (0.11)          0.04
Net loss                              (107,392)         (2,362)         (140,134)       (62,564)
Net loss per share (C$)                  (0.72)          (0.02)            (0.98)         (0.45)
Cash cost of production (US$/oz)           252             310               263            344
Average spot gold price (US$/oz)           289             324               294            339
Average realized gold price
(US$/oz)                                   324             412               337            410
Weighted average common shares
outstanding (millions)                 148.940         138.910           142.274        138.880
Period-end common shares
outstanding (millions)                 153.044         138.910           153.044        138.910

Consolidated operating results for 1998 do not include production from the Kemess South Mine. In the third quarter during the start-up and commissioning period, Kemess produced 37,051 ounces of gold and 9.8 million pounds of copper contained in concentrates. Total production since start-up was 40,096 ounces of gold and 11.1 million pounds of copper. The Kemess South Mine commenced production in the concentrator on May 19, 1998 and reached commercial production on October 7, 1998. Revenues from the sale of gold and copper contained in concentrates during the start-up and commissioning period have been netted against start-up costs. Net deferred start-up costs have been capitalized on the consolidated balance sheet.

Operating results in the three months and nine months ended September 30, 1998 compared with the same two periods in 1997 were impacted by the closure of the Hope Brook and Colomac mines in September and December of 1997, respectively. Both mines were placed on care and maintenance.

In the third quarter of 1998, gold production from continuing operations at the Giant and Pamour/Nighthawk mines was 44,633 ounces, a decrease of 8% from production of 48,630 ounces in the same period of 1997. Total gold production in the third quarter of 1997, including production from the Hope Brook and Colomac mines, was 94,505 ounces.

In the nine months ended September 30, 1998 gold production from continuing operations was 135,922 ounces, a decrease of 7% from production of 145,917 ounces in the same period of 1997. Total gold production in the year to date period of 1997 was 284,430 ounces.

Revenue in the third quarter of 1998 was $21.9 million compared with $53.9 million in the same period of 1997. The decrease in revenue in the third quarter this year reflected a decrease in gold production of 49,872 ounces, mainly due to the closure of the Hope Brook and Colomac mines, and a decrease of 21% in the average realized gold price from US$412 per ounce to US$324 per ounce. Revenue in the third quarter of 1998 included hedging gains of $2.4 million compared with $12.3 million in the same period of 1997.

Revenue in the nine months ended September 30, 1998 was $66.9 million compared with $160.8 million in the same period of 1997. The decrease in revenue in the year-to-date period of 1998 was due to a decrease in gold production of 148,508 ounces, and a decrease of 18% in the realized gold price from US$410 per ounce to US$337 per ounce. Revenue in the period this year included hedging gains of $8.3 million compared with $30.8 million in the same period of 1997.

In the third quarter of 1998, the average cash cost of production for continuing operations at the Giant and Pamour/Nighthawk mines was US$252 per ounce, a decrease of 16% from the US$299 per ounce reported in the same period of 1997. The significant reduction in cash cost was attributed to sustained cost-cutting measures implemented in the fourth quarter of 1997 and a 9% decrease in the value of the Canadian dollar against the U.S. dollar. In the third quarter of 1997, the Company reported an average cash cost for all operations of US$310 per ounce, which reflected the impact of the high cost Hope Brook and Colomac mines that were subsequently closed toward the end of the year.

In the nine-month period this year, the average cash cost of production for continuing operations was US$263 per ounce, a decrease of 17% from the US$316 per ounce in the same period of 1997. In the period ended September 30, 1997 the average cash cost for all operations was US$344 per ounce.

In the third quarter of 1998, the Company reported an operating loss of $12.0 million primarily due to the impact of declining gold prices on revenue, a depreciation and amortization expense of $6.2 million and a loss of $6.4 million after terminating currency and commodity contracts. In the third quarter of 1997 there was an operating loss of $0.2 million.

The Company reported an operating loss of $25.9 million in the nine-month period ended September 30, 1998 compared with an operating loss of $21.3 million in the same period of 1997. The Company recorded depreciation and amortization expense of $16.9 million and $15.9 million in the two periods, respectively, and losses on currency and commodity contracts of $9.9 million and $14.1 million in each period.

In the third quarter of 1998, the Company reported pre-tax charges against income of $81.4 million representing a write down of mine assets, and a $5.0 million write-down of long-term investments. There was no write-down in the third quarter of 1997. In the year-to-date period of 1998, the combined write-down of $86.4 million compared with a write down of $39.7 million in the same period of 1997.

The Company reported a net loss of $107.4 million, or 72 cents a share, in the third quarter of 1998 compared with a net loss of $2.4 million, or 2 cents a share, in the same period last year.In the nine months ended September 30, 1998 the net loss was $140.1 million, or 98 cents a share, compared with a net loss of $62.6 million, or 45 cents a share, in the same period of 1997.

Cash used in operations before net change in other operating items in the third quarter of 1998 was $18.6 million, or 12 cents a share, compared with cash flow of $4.2 million, or 3 cents a share in the same period of 1997. In the third quarter of this year, net cash used in operating activities was $5.4 million, or 4 cents a share, compared with net cash provided by operating activities of $34.6 million, or 25 cents a share.

In the nine-month period ended September 30, 1998 cash used in operations before net change in other operating items was $15.2 million, or 11 cents a share, compared with cash flow of $5.8 million, or 4 cents a share, in the nine-month period of 1997. Net cash used in operating activities was $78.8 million, or 55 cents a share, in the period ended September 30, 1998 compared with $37.2 million, or 27 cents a share, in the same period a year earlier.

                         Outlook

Margaret K. Witte, president and chief executive officer of Royal Oak, commenting on the outlook for the Company, said, "We are very pleased with operations at our Kemess South Mine. The mine has now been in commercial production for over a month and operating performance is meeting our expectations. In 1998, the Company expects to produce a total of approximately 278,000 ounces of gold from all operations at an estimated cash cost of US$240 per ounce, net of copper by-product revenue credit of US$0.75 cents a pound. The Company has produced a total of 176,018 ounces of gold to September 30, 1998 including 40,096 ounces from Kemess during the start-up and commissioning period. We are pleased that our Timmins and Yellowknife operations are generating positive cash flow.

Because of continued weakness in the gold price and little encouraging news on the horizon, the Company decided to revalue its assets at a gold price of US$300 per ounce. This valuation resulted in an extensive write-down on all our assets, except for our large Kemess property position, in the third quarter. The Company does not anticipate a further write-down of assets at the end of this year.

We are working actively with our financial advisors to refinance the US$120 million of short-term Senior Secured Debentures with a long-term conventional project finance facility at a significantly lower interest rate. We expect to complete this transaction early in the New Year."

For further information:

Investor Relations
Royal Oak Mines Inc.

Voice Mail:  (425) 822-8992, or
Facsimile:   (425) 822-3552, or
Web site:  http//www.royal-oak-mines.com

                           Royal Oak Mines Inc.
                        Consolidated Balance Sheets
                          (unaudited - Cdn$ 000's)
                                               September 30        December 31
                                                       1998               1997
                                                                     (audited)
                                                   ========          =========
ASSETS
Current Assets
Cash and cash equivalents                          $  5,304          $     568
Marketable securities                                   560              9,875
Receivables                                          11,340             30,923
Inventories                                          14,170             21,120
Prepaid expenses                                      6,268              3,967
                                             --------------     --------------
      Total Current Assets                           37,642             66,453
Property, Plant and Equipment, net                  724,574            730,314
Long-Term Investments                                 7,437             12,145
Reclamation and Other Deposits                       13,914             14,332
Deferred Charges and Other Assets                    56,762             20,142
                                             --------------     --------------
TOTAL ASSETS                                 $      840,329     $      843,386
                                             ==============     ==============

LIABILITIES
Current Liabilities
Accounts payable                             $       29,543     $      123,586
Accrued payroll costs                                 3,843              2,599
Deferred revenue                                     18,495             20,085
Obligation under commodity contracts                 30,305                 --
Capital leases                                        4,702              4,531
Taxes payable                                         2,761              1,723
Long-term debt interest payable                       6,041             10,326
Accrued unrealized loss on derivatives                   --             21,327
Other current liabilities                            18,367              9,135
                                              -------------      -------------
     Total Current Liabilities                      114,057            193,312
Deferred Revenue                                     23,193             23,330
Other Liabilities                                    56,219             57,427
Long-Term Debt                                      449,759            250,338
Deferred Income Taxes                                 2,532              2,532
Minority Interest in Subsidiary Companies                (4)                69
                                              -------------      -------------
TOTAL LIABILITIES                                   645,756            527,008
                                              -------------      -------------
SHAREHOLDERS' EQUITY
Share Capital
    Authorized - unlimited
    Outstanding 153,043,927
     (Dec. 31, 1997 - 138,940,263)                  397,369            379,040
Deficit                                            (202,796)           (62,662)
                                              -------------      -------------
TOTAL SHAREHOLDERS' EQUITY                          194,573            316,378
                                              -------------      -------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    $     840,329      $     843,386
                                              =============      =============

                             Royal Oak Mines Inc.
                   Consolidated Statements of Income (Loss)
              (unaudited - Cdn$ 000's except per share amounts)

                                  Three months ended     Nine months ended
                                     September 30          September 30
                                 --------------------   ------------------
                                      1998       1997       1998       1997
                                 =========  =========  =========  =========
REVENUE                          $  21,890  $  53,926  $  66,940  $ 160,772
                                 ---------  ---------  ---------  ---------
EXPENSES
Operating                           17,043     40,547     52,290    134,455
Care and maintenance                   896         48      3,207        198
Royalties and marketing                285        357        888      1,228
Administrative and corporate         2,259      2,361      6,719      8,557
Depreciation and amortization        6,166      4,394     16,881     15,872
Reclamation                            557      1,247      1,725      3,623
Exploration and other                  298      1,299      1,217      3,965
Loss on foreign currency and
 commodity contracts                 6,418      3,880      9,914     14,138
                                 ---------  ---------  ---------  ---------
     Total operating expenses       33,922     54,133     92,841    182,036
                                 ---------  ---------  ---------  ---------
OPERATING LOSS                     (12,032)      (207)   (25,901)   (21,264)

OTHER INCOME (EXPENSE)
Interest and other income
 (expense), net                     (2,168)      (324)    (3,023)     1,703
Interest expense                    (1,286)      (140)    (1,929)      (327)
Long-term debt interest            (14,719)    (6,887)   (33,327)   (19,734)
Interest capitalized                11,453      5,568     29,638     15,532
Foreign currency translation
 loss on long-term debt             (1,874)        --     (3,130)    (2,048)
Write-down of long-term investment  (5,000)        --     (5,000)        --
Write-off of financing costs            --         --    (15,011)        --
Write-down of mine assets          (81,400)        --    (81,400)   (39,700)
                                 ---------  ---------  ---------  ---------
LOSS BEFORE UNDERNOTED            (107,026)    (1,990)  (139,083)   (65,838)

Income and mining taxes
 - current                            (420)      (313)    (1,261)      (952)
Income and mining taxes
 - deferred                             --         --         --      4,221
Minority interest                       25         17         72         48
Equity in income of
 associated companies                   29        (76)       138        (43)
                                 ---------  ---------  ---------  ---------
NET LOSS                          (107,392)    (2,362)  (140,134)   (62,564)

RETAINED EARNINGS (DEFICIT)
 - BEGINNING OF PERIOD             (95,404)    12,351    (62,662)    72,553
                                 ---------  ---------  ---------  ---------
RETAINED EARNINGS (DEFICIT)
 - END OF PERIOD                 $(202,796) $   9,989  $(202,796) $   9,989
                                 =========  =========  =========  =========
LOSS PER SHARE                   $   (0.72) $   (0.02) $   (0.98) $   (0.45)
                                 =========  =========  =========  =========
Weighted average number of common
 shares outstanding (000's)        148,940    138,910    142,274    138,880
                                 =========  =========  =========  =========

                            Royal Oak Mines Inc.
                     Consolidated Statements of Cash Flow
                          (unaudited - Cdn$ 000's)

                                    Three months ended     Nine months ended
                                       September 30          September 30
                                        1998       1997       1998       1997
                                   ---------  ---------  ---------  ---------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
 Net loss for the period           $(107,392) $  (2,362) $(140,134) $ (62,564)
 Items not affecting cash:
  Depreciation and amortization        6,166      4,394     16,881     15,872
  Amortization of deferred
   financing costs                     1,026        221      2,135        693
  Reclamation                            557      1,248      1,725      3,624
  Deferred income tax                     --         --         --     (4,221)
  Gain (loss) on foreign currency
   and commodity contracts            (7,036)       506         --     10,381
  Foreign currency translation on
   long-term debt                      1,874         --      3,130      2,048
  Write-down of mine assets           81,400         --     81,400     39,700
  Write-down of long-term investment   5,000         --      5,000         --
  Write-off of deferred financing
   costs                                  --         --     15,011         --
  Deferred charges and other            (189)       201       (331)       292
                                   ---------  ---------  ---------  ---------
Cash flow                            (18,594)     4,208    (15,183)     5,825
Net change in other operating items   13,218     30,430    (63,609)   (43,046)
                                   ---------  ---------  ---------  ---------
Net cash provided by (used in)
 operating activities                 (5,376)    34,638    (78,792)   (37,221)
                                   ---------  ---------  ---------  ---------
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES
 Issue of share capital                   (6)        --         (6)       177
 Capital lease obligation                726     16,277       (221)    15,750
 Long-term derivatives payable        10,102         --     10,102         --
 Issue of long-term debt               7,260         --    240,369         --
 Retirement of long-term debt             --         --    (64,232)        --
 Issue costs of long-term debt        (1,001)      (129)   (19,342)      (129)
                                   ---------  ---------  ---------  ---------
Net cash provided by financing
 activities                           17,081     16,148    166,670     15,798
                                   ---------  ---------  ---------  ---------
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES
 (Increase) decrease in long-term
  investments                           (123)     2,741       (123)   (15,105)
 Proceeds from asset sales               988         --     13,861         --
 Investment in other capital
  assets, net                        (23,001)  (127,920)  (103,147)  (237,443)
 B. C. Government assistance              --     40,097         --    118,884
 Investment in exploration and
  non-producing properties, net       (1,112)      (454)    (1,926)    (4,522)
 Change in other assets                  424       (642)    (1,122)    (1,295)
                                   ---------  ---------  ---------  ---------
Net cash used in investing
 activities                          (22,824)   (86,178)   (92,457)  (139,481)
                                   ---------  ---------  ---------  ---------
DECREASE IN CASH AND MARKETABLE
 SECURITIES DURING THE PERIOD        (11,119)   (35,392)    (4,579)  (160,904)
CASH AND MARKETABLE SECURITIES
 AT BEGINNING OF PERIOD               16,983     72,844     10,443    198,356
                                   ---------  ---------  ---------  ---------
CASH AND MARKETABLE SECURITIES
 AT END OF PERIOD                  $   5,864  $  37,452  $   5,864  $  37,452
                                   =========  =========  =========  =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid during the period for:
  Interest (net of capitalized
   interest)                       $     302  $   7,964  $   1,761  $  11,386
  Income taxes                     $      --  $      25  $      --  $      90